Symetra Life Insurance Company
[777 108th Avenue NE, Suite 1200 Bellevue, WA 98004-5135] [Mail to: PO Box 305156 | Nashville, TN 37230-5156]
[Phone 1-800-796-3872 | www.symetra.com]

[TREK FRONTIER] ENDORSEMENT

This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.

The effective date of this endorsement is the date we issue this endorsement.

DEFINITIONS - The following defined terms are added to the contract:

Interest Term Year: The initial Interest Term Year is the 12-month period beginning on the Allocation Date and ending on the 7th or 21st calendar day of the month that is closest to the anniversary of your Allocation Date. Subsequent Interest Term Years are consecutive and will also begin and end on the 7th or 21st calendar day of the month that is closest to an anniversary of your Allocation Date.

Transfer Notice Deadline: For the Fixed Account two Business Days prior to the end of the Interest Term. For an Indexed Account, two Business Days prior to the end of the Interest Term if the Return Lock feature has not been exercised for that Indexed Account. If the Return Lock feature has been exercised for that Indexed Account, two Business Days prior to the end of the Interest Term Year.

“CONTRACT VALUE AND INTEREST CREDITING- Interest Term Year” is added to the Contract.
Interest Term Year
The initial Interest Term Year is the 12-month period beginning on the Allocation Date and ending on the 7th or 21st calendar day of the month that is closest to the anniversary of your Allocation Date. Subsequent Interest Term Years are consecutive and will also begin and end on the 7th or 21st calendar day of the month that is closest to an anniversary of your Allocation Date. If any of those days are not Business Days, we will use the next Business Day. Not all Interest Terms will have the same number of Interest Term Years.

“CONTRACT VALUE AND INTEREST CREDITING - RETURN LOCK” is deleted and replaced by:
RETURN LOCK
On any Business Day during the Interest Term, you may exercise the Return Lock feature for any Indexed Account. This feature may be exercised only once in any Interest Term for an Indexed Account. If you exercise this feature the Indexed Account Value will remain equal to its value on the Return Lock Date for the remainder of the Interest Term but is reduced by the amount of any withdrawals taken before the end of the current Interest Term. If you exercise the Return Lock, no Indexed Interest is credited at the end of the current Interest Term. The Return Lock must be exercised for the full Indexed Account Value.

Once the Return Lock feature has been exercised for an Indexed Account, at the end of the current or any subsequent Interest Term Year any portion of the Indexed Account Value can be transferred to any other Indexed Account(s) available in this Contract and begin a new Interest Term. We must receive notice of the transfer by the Transfer Notice Deadline. If you exercise the Return Lock feature and transfer the Indexed Account Value to another Indexed Account, no Indexed Interest is credited to the Indexed Account from which the transfer was made at the end of the current or any subsequent Interest Term Year or at the end of the Interest Term.

The Return Lock Date is the date upon which we process your request. If we receive your Return Lock election before the end of a Business Day, the Return Lock Date will be the next Business Day. If we receive your election after the end of a Business Day, the Return Lock Date will be the Business Day following the next Business Day.

“CONTRACT VALUE AND INTEREST CREDITING - TRANSFERS” is deleted and replaced by:
TRANSFERS
At the end of each Interest Term, you may elect to transfer your Contract Value between the Fixed Account and any Indexed Account(s) and between Indexed Account(s).

To be effective, any transfer request must be received by the Transfer Notice Deadline. We will accept transfer requests in writing, or at our discretion, by telephone, or if available, electronically. Transfers made at the end of the Interest Term will be effective at the end of the Interest Term after any applicable interest is credited. Transfers made at the end of the Interest Term Year will be effective at the end of the Interest Term Year. We will not be liable for any failure to question or challenge such request for transfer as long as there is a valid authorization on record. If we do not receive a transfer request from you by the Transfer Notice Deadline, your allocations will remain the same and no transfers will occur.

If an Indexed Account in which you are invested is no longer offered and we do not receive a transfer request out of the Indexed Account, then any amount in that Indexed Account will be transferred to the Fixed Account.

The value of any Indexed Account must be at least $2,000. If any transfer reduces an Indexed Account Value to less than $2,000, that entire Indexed Account Value will be transferred to the Fixed Account.

“CHARGES AND TAXES - WAIVER OF CHARGES - Free Withdrawal Amount” is deleted and replaced by:
Free Withdrawal Amount

After the Allocation Date, each Interest Term Year you may withdraw without Surrender Charge the greater of (1) or
a.below.
i.The free withdrawal percentage of the Contract Value as of the beginning of the current Interest Term Year. The free withdrawal percentage is shown on the Contract data page. If you take more than one withdrawal in an Interest Term Year, the previous withdrawals during the Interest Term Year are taken into account to determine whether more than the free withdrawal percentage has been withdrawn in that Interest Term Year.
ii.The accumulated interest earned in the Contract less any accumulated interest withdrawn previously as of the beginning of the current Interest Term Year.

TERMINATION
This endorsement terminates on the date the Contract terminates.

Symetra Life Insurance Company

[Margaret Meister]
[President]